EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Dresser-Rand Group Inc. of our report dated March 31, 2006 relating to the consolidated financial statements and financial statement schedule of Dresser-Rand Group Inc. (Successor) and our report dated May 12, 2005, except as to the information contained in Note 26 for which the date is January 16, 2006, relating to the combined financial statements and financial statement schedule of Dresser-Rand Company (Predecessor), which appear in Dresser-Rand Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Buffalo, New York
November 8, 2006